ARTICLES OF AMENDMENT

DREYFUS LIFE AND ANNUITY INDEX FUND, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:            The charter of the Corporation is hereby amended by striking Article SECOND of the Articles of Incorporation and inserting in lieu thereof the following:

"SECOND:     The name of the corporation

(hereinafter called the 'corporation') is Dreyfus Stock Index Fund, Inc."

SECOND:       The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

THIRD:           These Articles of Amendment were approved by at least a majority of the entire Board of Directors of the Corporation and are limited to changes expressly permitted by Section 2-605 of Title II of Subtitle 6 of the Maryland General Corporation Law to be made without the affirmative vote of the stockholders of the Corporation.

The Vice President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, Dreyfus Life and Annuity Index Fund, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice President, and witnessed by its Secretary, on the 1st day of May, 2002.

DREYFUS LIFE AND ANNUITY

Index Fund FUND, INC.

By: /s/Mark N. Jacobs

Mark N. Jacobs

Vice President

WITNESS:

/s/Michael A. Rosenberg

Michael A. Rosenberg

Secretary